UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Transcript: Ron Rittenmeyer Video Update to Employees

May 16, 2008

»RON:

Hello!

I wanted to take a few minutes to follow-up with you on our definitive agreement with HP.

Our GBN broadcast is not available for viewing, and therefore I believed it best to communicate with you once again.

Let me begin by saying that I realize each of you — depending on your tenure with the company or your professional experience — has had different and various reactions to our recent announcement.

I do appreciate and I do understand that.

As CEO, I want to make sure I’m communicating with you and responding to your questions the best I can.

In the next few minutes, I will summarize the key points of our agreement with HP, and also address questions you’ve sent to the global communications mail centre, or to me directly.

Let me begin by doing a quick recap of the agreement we’ve entered into with HP.

We’ve signed a definitive agreement approved by each of the EDS and HP Boards of Directors in independent sessions.

Our Board has determined the merger with HP is in the best interests of our shareholders, and recommends that our shareholders approve that transaction.

There are two major steps that now need to occur.

First, approval of our shareholders.

We will mail a proxy statement to our shareholders promptly after the SEC has completed its review.

Then our shareholders will review the proxy material and vote whether to approve the transaction.

We anticipate this process will be completed in about three months or possibly earlier.

Second, and concurrently, we must receive regulatory approval from a variety of agencies and jurisdictions.

We would expect this process to be completed in the next four months, but that’s at the sole discretion of the appropriate regulators.

Until these approvals are secured, this transaction is not closed.

During this period, EDS and HP will continue to operate as independent companies and will remain in competition.

That means we should treat HP as we did before this transaction was announced ... and do only what we would have done as part of our normal business prior to this announcement.

In the coming months, we will be pulling together a transition or integration team.

This will be comprised of EDS professionals.

On the HP side, they will be creating a similar team, so we can work together on many of the issues you have highlighted as important.

From our side, this team will be lead by Joe Eazor, who will report to me.

Many of you have expressed interest in participating on our integration team, and I appreciate your interest and desire to be part of this.

However, there are specific requirements this team must have, including a diverse set of skills to complement and complete the team.

Additionally, team members must be able to remove themselves from their current roles.

And given client requirements, which must come first, it may preclude some from being considered as direct participants on this team.

As the transition moves forward, we will keep you informed by these videos, emails, and on the web, so you can stay updated on the current status.

Now I’d like to spend a few minutes addressing questions that are important to you in three areas: benefits, pension and jobs.

I’m happy to share with you what I know, but please remember we are still working out details, and there are many things we just don’t have defined at this point.

But I can tell you what I know at this time.

So, let me start with benefits...

Today, you remain with your current EDS benefits and pay.

Certainly, there will be a review process to determine whether we combine, separate, or create a hybrid of benefits and pay, if and when the merger actually occurs.

We will work on these details in the coming months and communicate them to you.

HP is a large company; with revenue of more than $100 billion dollars, employing approximately 180,000 employees globally. And, as a large company, they provide competitive salary and benefit package to attract and retain outstanding professionals to stay ahead of their competitors.

I’d like you to consider that fact as you contemplate this issue.

I would expect any changes to consist of a competitive offering, given their size and their talent.

The next topic I’d like to address, based on your questions, is pensions.

First, your pension is protected by applicable laws in the country in which your pension resides.

The question on the future of the pension structure is yet to be decided.

While I appreciate and respect your desire to have more information today, I simply do not have more to offer at this time.

As with pay and benefits, pension will be reviewed, and a recommendation provided that considers all options.

To comment today would be rumor and speculation, which will only promote anxiety and concern...

For now, it’s best for all of us if we wait until we have facts instead of speculating on what could happen.

And that’s a true statement for all of the outstanding issues.

Facts are facts.

And when we know the facts, we will communicate those to you.

The last topic I want to review now is jobs.

EDS will remain a stand-alone company.

As I’ve always said, we must continue to look at ways to be more effective and efficient to drive our cost structure down.

Competition — and our clients — demand that ... we compete in a global market faced with economic pressures and competition, with different internal structures.

This is not an easy topic for many of us. However, for EDS to remain strong and viable, we have to make decisions on rethinking the way we work.

Every dollar we spend impacts our bottom line, and, ultimately, our ability to deliver a competitive cost solution to our clients.

Today, I can’t give you a definitive answer about redundancy, job losses, or if we will even add jobs.

As with my earlier point, that would be speculation.

What I will continue to stress is the need for each of you to do your job 100% with the passion, the energy, and the commitment that represents EDS.

Professionals with that profile will always have job opportunities — whether at EDS or another company.

I hope my answers clarify our current status as it relates to benefits, pension and jobs.

As CEO of this fantastic company, I’ve been fortunate to meet thousands of fellow EDSers across the globe that have their clients’ interest, EDS’s interest, and their colleagues’ interest, first and foremost.

Like you, I am proud of EDS and the history that has built the foundation of our great company.

I do enjoy, and have a responsibility, to communicate to you; and I want to receive your responses. Just as I’ve said, I’ve met thousands of you. But, in a company of 140,000+ employees, I have not had the opportunity to interact with all of you.

Therefore, many of you do not know my style, which is to be frank, direct and straightforward.

I also try to have some humor when engaging with others in conversation.

When I’m asked questions, I will give you answers that are direct, honest, and as complete as I can make them.

For many of you, that’s a welcome approach ... but for some of you, it may be a bit uncomfortable.

I realize that style could appear insensitive to some ... I can only tell you, that is never my intent.

I do encourage and appreciate your questions, and I will continue to openly communicate with you in the coming months, as we take on this new chapter in our history.

Thank you.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this document, including Electronic Data Systems Corporation’s (“EDS”) future expectations, beliefs, goals or prospects, and any statements that are not statements of historical facts are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include: (i) the conditions to the completion of the proposed merger may not be satisfied, or the regulatory approvals and clearances required for the proposed merger may not be obtained on the terms expected or on the anticipated schedule (if at all); (ii) the parties’ ability to meet expectations regarding the timing for completion of the proposed merger; (iii) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all; (iv) operating costs, customer loss and business disruption may be greater than expected following the transaction; (v) the retention of certain key employees at EDS; and (vi) the outcome of any legal proceedings that may be instituted against EDS and others following the announcement of the merger agreement. These factors, and other important factors that could affect these outcomes are set forth in EDS’ most recently filed Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission, in each case under the heading “Forward-Looking Statements” and/or “Risk Factors.” Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference. EDS assumes no obligation to update or revise any forward-looking statement in this document, and such forward-looking statements speak only as of the date hereof.

Important Additional Information Regarding the Merger will be filed with the SEC

EDS intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with its proposed business combination with Hewlett-Packard Company (“HP”). The definitive proxy statement will be sent or given to the stockholders of EDS. Before making any voting or investment decision with respect to the merger, investors and stockholders of EDS are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by EDS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to EDS’s Investor Relations page on its corporate website at www.eds.com or by directing a request to EDS at 5400 Legacy Drive, Plano, TX 75024 — Attention: Investor Relations.

EDS and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from EDS stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in HP’s proxy statement on Schedule 14A filed with the SEC on January 29, 2008 and HP’s Annual Report on Form 10-K filed on December 18, 2007. Information about EDS’s directors and executive officers is set forth in EDS’s proxy statement on Schedule 14A filed with the SEC on March 4, 2008 and EDS’s Annual Report on Form 10-K filed on February 27, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that EDS intends to file with the SEC.